Exhibit 10
The following summarizes the second-half 2005 and full-year 2006 Total Direct Pay Program for Brian P. Friedman as approved by the Compensation Committee of the Board of Directors of Jefferies Group, Inc.:

Second-Half of 2005:
Annual Salary:	$500,000
2005 Annual Bonus Range:	$0 – $3.63 million
Equity Incentive for 2005:	73,583.5 restricted stock units granted on August 15, 2005, subject to 2006 performance criteria and vesting on August 15, 2008

Full-Year 2006:
Annual Salary:	$500,000
2006 Annual Bonus Range:	$0 – $5.5 million
Equity Incentive for 2006:	73,583.5 restricted stock units granted on August 15, 2005, subject to 2006 performance criteria and vesting on August 15, 2008.
The initial amounts of the second-half 2005 and full-year 2006 bonuses will be dependent on earnings per share for the applicable compensation period, calculated using consolidated after-tax earnings from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2005 and 2006. Formulas for second-half 2005 were approved by the Compensation Committee for Mr. Friedman which provide for no annual bonus if minimum threshold levels of performance are not achieved, a targeted amount of annual bonus for achievement of target performance, maximum bonus if performance equals or exceeds the top performance level and an amount of bonus interpolated between set levels for performances falling between the set thresholds. Formulas for full-year 2006 have not yet been determined.
The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. However, the Compensation Committee does not have discretion to increase awards.
Amounts payable as bonuses are calculated quarterly. Quarterly bonuses may be paid up to the applicable prorated amount of the projected annual bonus based on annualized results. For second-half 2005, the calculation will be made from July 1, 2005 through the end of each of the third and fourth quarters. For full-year 2006, the calculations will be made from January 1, 2006 through the end of each calendar quarter. Quarterly bonuses are subject to a holdback of 50%, 35%, and 20% for the first, second and third quarter bonuses, respectively. The amount of the year-end bonuses will be reduced by the amounts of the quarterly bonuses previously paid during the applicable year.